Exhibit 99.1

ChampionX Reports Second Quarter 2022 Results

•Revenue of $932.6 million, increased 24% year-over-year, and 8% sequentially
•Net income attributable to ChampionX of $27.3 million, increased 277% year-over-year, and decreased 26% sequentially
•Adjusted net income of $59.3 million, increased 152% year-over-year, and 30% sequentially
•Adjusted EBITDA of $138.3 million, increased 31% year-over-year, and 11% sequentially
•Cash from operating activities of $74.2 million and free cash flow of $53.5 million

THE WOODLANDS, TX, July 26, 2022 - ChampionX Corporation (NASDAQ: CHX) (“ChampionX” or the “Company”) today announced second quarter of 2022 results. Revenue was $932.6 million, net income attributable to ChampionX was $27.3 million, and adjusted EBITDA was $138.3 million. Income before income taxes margin was 2.9% and adjusted EBITDA margin was 14.8%. Cash from operating activities was $74.2 million and free cash flow was $53.5 million.

CEO Commentary

“We recently marked the two-year anniversary of our transformational merger and we are proud of how well our organization has performed and is adapting in this inflationary environment, and amid unprecedented short-term supply chain and logistics bottlenecks. I especially want to thank all our worldwide employees for their continued dedication and commitment to serving our customers and communities well throughout this dynamic environment,” ChampionX’s President and Chief Executive Officer Sivasankaran “Soma” Somasundaram said.

“During the second quarter of 2022, we delivered strong results led by robust top-line growth across our portfolio. We generated revenue of $933 million, which increased 24% year-over-year, and 8% sequentially, driven by strong demand growth in both our international and North American markets. All our segments contributed to the growth for the second consecutive quarter. This solid top-line growth further demonstrates the strong organic growth potential of our global business. We delivered adjusted EBITDA of $138 million, which increased 31% year-over-year, and 11% sequentially. We achieved sequential adjusted EBITDA margin expansion in the second quarter driven by increasing pricing realization and we remain confident that we will deliver meaningful margin expansion for the full year, targeting an exit 2022 adjusted EBITDA margin rate of 18%.

“We generated free cash flow of $54 million and demonstrated our commitment to returning capital to shareholders via our regular cash dividend, and by repurchasing $20 million of ChampionX stock during the second quarter. Together this represents returning over 60% of our free cash flow in the quarter to shareholders. We expect our free cash flow profile to further improve in the second half of this year, which will enable us to further increase our capital returns to shareholders by continuing to execute on our previously announced share repurchase program. We also continue to have a strong balance sheet and robust liquidity, ending the second quarter with $740 million of liquidity, including $167 million of cash and $572 million of available capacity on our revolving credit facility.

“As we look to the third quarter, we expect our top-line momentum to continue, resulting in a sequential revenue increase in our Production Chemical Technologies, Production & Automation Technologies, and Drilling Technologies segments, somewhat offset by lower revenue in Reservoir Chemical Technologies due to the exiting of certain product lines as part of the restructuring efforts, and declining cross-supply sales to Ecolab. We also expect continued price increase realization to offset raw material and freight cost inflation, driving sequential adjusted EBITDA margin improvement. On a consolidated basis, in the third quarter, we expect revenue to be between $925 million and $955 million. We expect adjusted EBITDA of $148 million to $156 million.

“We have delivered strong top-line growth during this industry up-cycle and we see continued constructive demand tailwinds in our businesses that support a favorable multi-year outlook for our sector. Combined with our traction on pricing improvements, we are confident that we will deliver solid bottom-line growth, meaningful adjusted EBITDA margin expansion and solid cash generation for the full year. We remain committed to increasing value creation for our shareholders through a disciplined capital allocation framework, which includes high-return organic investment and returning cash to shareholders. Through our differentiated technology and innovation capabilities, ChampionX is uniquely positioned to help our customers maximize the value of their producing assets in sustainable and cost-effective ways, which is an ever-increasing need across our markets, and I am humbled and honored to lead such a talented and motivated team.”

Production Chemical Technologies

Production Chemical Technologies revenue in the second quarter of 2022 was $552.4 million, an increase of $37.4 million, or 7%, sequentially, due to increased global pricing and higher volumes, both in North America and internationally.

Segment operating profit was $25.6 million and adjusted segment EBITDA was $78.2 million. Segment operating profit margin was 4.6%, a decrease of 144 basis points, sequentially, and adjusted segment EBITDA margin was 14.2%, an increase of 118 basis points, sequentially. The decrease in segment operating profit margin reflects a $22.9 million charge to reduce the carrying value of the Chemical Technologies Russia Business to its estimated fair value as this business was classified as held for sale during the period. The increase in adjusted segment EBITDA margin was driven by higher pricing and sales volumes.

Production & Automation Technologies

Production & Automation Technologies revenue in the second quarter of 2022 was $242.4 million, an increase of $22.1 million, or 10%, sequentially, due to positive demand momentum for our shorter-cycle North American land-oriented product lines, higher international volumes, and price increases to mitigate raw material inflation.

Revenue from digital products was $49.7 million in the second quarter of 2022, an increase of 14% sequentially, and up 54% year-over-year.

Segment operating profit was $23.7 million and adjusted segment EBITDA was $48.5 million. Segment operating profit margin was 9.8%, a decrease of 146 basis points, sequentially, and adjusted segment EBITDA margin was 20.0%, a decrease of 40 basis points, sequentially, partially impacted by material cost inflation and supply chain disruptions.

Drilling Technologies

Drilling Technologies revenue in the second quarter of 2022 was $57.9 million, an increase of $1.0 million, or 2%, sequentially, driven by increased sales volumes and pricing of our diamond cutters and diamond bearings products.

Segment operating profit was $15.0 million and adjusted segment EBITDA was $17.1 million. Segment operating profit margin was 26.0%, a decrease of 77 basis points, sequentially, and adjusted segment EBITDA margin was 29.5%, a decrease of 93 basis points, sequentially, in each case due to product mix.

Reservoir Chemical Technologies

Reservoir Chemical Technologies revenue in the second quarter 2022 was $44.1 million, an increase of $4.2 million, or 11%, sequentially due to higher U.S. well construction and completion activity, and the realization of price increases initiated to offset material cost inflation.

Segment operating loss was $8.1 million, a decrease of $4.7 million, primarily due to approximately $5.4 million in restructuring charges incurred during the second quarter of 2022 as we exit certain product lines to improve the overall profitability of this business. Adjusted segment EBITDA was a loss of $0.3 million, primarily due to raw materials inflation.

Q2 2022 Other Business Highlights

•ChampionX repurchased $20 million of stock under its $250 million share repurchase program.
•ChampionX successfully refinanced its existing credit facilities and redeemed all outstanding senior notes with a restated senior secured credit facility, amending and restating its 2018 senior secured credit facility. The restated agreement provides a $625 million 7-year term loan B and a $700 million 5-year revolving credit facility.
•During the second quarter of 2022, Production Chemical Technologies experienced net customer wins across all geo markets and product lines.
•In Guyana, Production Chemical Technologies secured our base business with an Integrated Oil Company and was awarded a contract for the next FPSO, which is expected to come online in 2023.
•Production Chemical Technologies secured contract extensions internationally in Oman, Egypt, Saudi Arabia, Nigeria, and Angola.

•In our onshore Production Chemical Technologies business, our novel new corrosion mitigation technology improved performance and reduced treatment frequency. This reduced carbon footprint by eliminating road miles and emissions, and reduced the overall safety exposure of our team.
•ChampionX, in partnership with an international operator in Nigeria, was highlighted in the June 2022 edition of World Oil Magazine for increasing efficiency and oil production in a technically challenging deep water environment.
•Production & Automation Technologies released XSPOCTM production optimization software, XSPOC 3.2. This release expands on the artificial intelligence driven autonomous control capabilities and adds enhanced features supporting production uplift and economic opportunities for both rod-lift and gas-lifted wells.
•Production & Automation Technologies released AnXTM coiled rod offering. This product integrates Pro-Rod’s proven metallurgies with a patent-pending anodic coating technology to prevent corrosion damage and extend rod string run times in harsh well environments.
•Production & Automation Technologies received its first production consulting services contract with a Middle East operator to provide workflow and benchmarking assessments for production automation and equipment.
•67% of Drilling Technologies revenue was generated from products that were less than three years old.

Conference Call Details

ChampionX Corporation will host a conference call on Wednesday, July 27, 2022, to discuss its second quarter 2022 financial results and outlook. The call will begin at 9:00 a.m. Eastern Time. Presentation materials that supplement the conference call will be available on ChampionX’s website at investors.championx.com.

To listen to the call via a live webcast, please visit ChampionX’s website at investor.championx.com. The call will also be available by dialing 1-866-374-5140 in the United States or 1-404-400-0571 for international calls. Please call approximately 15 minutes prior to the scheduled start time and reference ChampionX conference call number 11738857.

A replay of the conference call will be available on ChampionX’s website or at https://onlinexperiences.com/Launch/QReg/ShowUUID=FE1BBF2B-1FAD-46FF-8625-9ADB703DDA3C&LangLocaleID=1033. Enter passcode EV00136030.

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About Non-GAAP Measures

In addition to financial results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), this news release presents non-GAAP financial measures. Management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted segment EBITDA, adjusted segment EBITDA margin, adjusted net income attributable to ChampionX and adjusted diluted earnings per share attributable to ChampionX, provide useful information to investors regarding the Company’s financial condition and results of operations because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, free cash flow, free cash flow to adjusted EBITDA ratio, and free cash flow to revenue ratio provide useful information to investors because they reflect the core operating results of our businesses and help facilitate comparisons of operating performance across periods. In addition, these measures are used by management to measure our ability to generate positive cash flow for debt reduction and to support our strategic objectives. Although management believes the aforementioned non-GAAP financial measures are good tools for internal use and the investment community in evaluating ChampionX’s overall financial performance, the foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. A reconciliation of these non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying financial tables.

This press release contains certain forward-looking non-GAAP financial measures, including adjusted EBITDA. The Company has not provided projected net income attributable to ChampionX or a reconciliation of projected adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income attributable to ChampionX, such as depreciation and amortization expense. As such, a reconciliation of projected adjusted EBITDA to projected net income attributable to ChampionX is not available without unreasonable effort. The actual amount of depreciation and amortization, in particular, and other amounts excluded from adjusted EBITDA will have a significant impact on net income attributable to ChampionX.

About ChampionX

ChampionX is a global leader in chemistry solutions and highly engineered equipment and technologies that help companies drill for and produce oil and gas safely, efficiently and sustainably around the world. ChampionX’s products provide efficient and safe operations throughout the lifecycle of a well with a focus on the production phase of wells. To learn more about ChampionX, visit our website at www.championX.com.

Forward-Looking Statements
This news release contains statements relating to future actions and results, which are "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Such statements relate to, among other things, ChampionX's market position and growth opportunities.  Forward-looking statements include statements related to ChampionX’s expectations regarding the performance of the business, financial results, liquidity and capital resources of ChampionX. Forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, changes in economic, competitive, strategic, technological, tax, regulatory or other factors that affect the operations of ChampionX’s businesses. You are encouraged to refer to the documents that ChampionX files from time to time with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” in ChampionX’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in ChampionX’s other filings with the SEC. Readers are cautioned not to place undue reliance on ChampionX’s forward-looking statements. Forward-looking statements speak only as of the day they are made and ChampionX undertakes no obligation to update any forward-looking statement, except as required by applicable law.

Investor Contact: Byron Pope
byron.pope@championx.com
281-602-0094

Media Contact: John Breed
john.breed@championx.com
281-403-5751

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands, except per share amounts)	2022	2022	2021	2022	2021
Revenue	$932,572	$865,960	$749,172	$1,798,532	$1,434,060
Cost of goods and services	720,684	658,350	569,167	1,379,034	1,091,723
Gross profit	211,888	207,610	180,005	419,498	342,337
Costs and expenses:
Selling, general and administrative expense	141,351	150,360	152,341	291,711	295,819
Interest expense, net	10,765	11,363	14,064	22,128	28,035
Other (income) expense, net	32,281	1,320	2,251	33,601	315
Income before income taxes	27,491	44,567	11,349	72,058	18,168
Provision for (benefit from) income taxes	(1,405)	6,394	3,563	4,989	6,345
Net income	28,896	38,173	7,786	67,069	11,823
Less: Net income (loss) attributable to noncontrolling interest	1,554	1,471	536	3,025	(1,199)
Net income attributable to ChampionX	$27,342	$36,702	$7,250	$64,044	$13,022

Earnings per share attributable to ChampionX:
Basic	$0.13	$0.18	$0.04	$0.32	$0.06
Diluted	$0.13	$0.18	$0.03	$0.31	$0.06

Weighted-average shares outstanding:
Basic	203,322	203,079	201,467	203,200	201,063
Diluted	208,714	208,850	208,541	208,863	207,939

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	June 30, 2022	December 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$167,282	$251,678
Restricted cash	3,500	3,500
Receivables, net	614,607	584,440
Inventories, net	606,956	542,910
Prepaid expenses and other current assets	77,571	78,372
Total current assets	1,469,916	1,460,900

Property, plant and equipment, net	746,408	776,813
Goodwill	724,398	702,867
Intangible assets, net	351,374	401,470
Other non-current assets	171,055	192,651
Total assets	$3,463,151	$3,534,701

LIABILITIES AND EQUITY
Current Liabilities:
Current portion of long-term debt	$4,688	$26,850
Accounts payable	496,197	473,561
Other current liabilities	252,148	301,914
Total current liabilities	753,033	802,325

Long-term debt	694,430	697,657
Other long-term liabilities	222,833	280,412
Stockholders’ equity:
ChampionX stockholders’ equity	1,808,321	1,770,645
Noncontrolling interest	(15,466)	(16,338)
Total liabilities and equity	$3,463,151	$3,534,701

CHAMPIONX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
(in thousands)	2022	2021
Cash flows from operating activities:
Net income	$67,069	$11,823
Depreciation and amortization	117,229	120,387
Loss on disposal group, net of cash	22,924	—
Loss on debt repurchases	4,043	3,305
Deferred income taxes	(34,386)	(1,757)
(Gain) loss on disposal of fixed assets	(6,284)	3,176
Receivables	(42,456)	(18,706)
Inventories	(81,935)	(41,586)
Accounts payable	21,507	92,997
Leased assets	(13,949)	(1,609)
Other	(22,647)	(16,892)
Net cash flows provided by operating activities	31,115	151,138

Cash flows from investing activities:
Capital expenditures	(53,555)	(45,680)
Proceeds from sale of fixed assets	14,946	2,482
Acquisitions, net of cash acquired	(3,198)	—
Net cash used for investing activities	(41,807)	(43,198)

Cash flows from financing activities:
Proceeds from long-term debt	844,838	—
Repayment of long-term debt	(869,987)	(71,113)
Debt issuance costs	(8,008)	—
Repurchases of common stock	(20,016)	—
Dividends paid	(15,465)	—
Other	839,113	1,370
Net cash used for financing activities	(74,363)	(69,743)

Effect of exchange rate changes on cash and cash equivalents and restricted cash	659	(623)

Net increase (decrease) in cash and cash equivalents and restricted cash	(84,396)	37,574
Cash and cash equivalents and restricted cash at beginning of period	255,178	201,421
Cash and cash equivalents and restricted cash at end of period	$170,782	$238,995

CHAMPIONX CORPORATION
BUSINESS SEGMENT DATA
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2022	2022	2021	2022	2021
Segment revenue:
Production Chemical Technologies	$552,411	$514,972	$447,049	$1,067,383	$859,420
Production & Automation Technologies	242,399	220,349	188,173	462,748	355,018
Drilling Technologies	57,858	56,859	37,589	114,717	72,583
Reservoir Chemical Technologies	44,114	39,900	33,222	84,014	63,113
Corporate and other	35,790	33,880	43,139	69,670	83,926
Total revenue	$932,572	$865,960	$749,172	$1,798,532	$1,434,060

Income before income taxes:
Segment operating profit (loss):
Production Chemical Technologies	$25,606	$31,263	$33,871	$56,869	$64,228
Production & Automation Technologies	23,650	24,710	12,292	48,360	17,654
Drilling Technologies	15,043	15,220	3,868	30,263	10,254
Reservoir Chemical Technologies	(8,147)	(3,469)	(2,594)	(11,616)	(5,822)
Total segment operating profit	56,152	67,724	47,437	123,876	86,314
Corporate and other	17,896	11,794	22,024	29,690	40,111
Interest expense, net	10,765	11,363	14,064	22,128	28,035
Income before income taxes	$27,491	$44,567	$11,349	$72,058	$18,168

Operating profit margin / income before income taxes margin:
Production Chemical Technologies	4.6%	6.1%	7.6%	5.3%	7.5%
Production & Automation Technologies	9.8%	11.2%	6.5%	10.5%	5.0%
Drilling Technologies	26.0%	26.8%	10.3%	26.4%	14.1%
Reservoir Chemical Technologies	(18.5)%	(8.7)%	(7.8)%	(13.8)%	(9.2)%
ChampionX Consolidated	2.9%	5.1%	1.5%	4.0%	1.3%

Adjusted Segment EBITDA
Production Chemical Technologies	$78,238	$66,876	$61,708	$145,114	$117,733
Production & Automation Technologies	48,533	45,006	37,903	93,539	73,415
Drilling Technologies	17,088	17,319	8,494	34,407	15,786
Reservoir Chemical Technologies	(305)	(250)	202	(555)	(356)
Corporate and other	(5,286)	(4,123)	(2,926)	(9,409)	(6,951)
Adjusted EBITDA	$138,268	$124,828	$105,381	$263,096	$199,627

Adjusted Segment EBITDA margin
Production Chemical Technologies	14.2%	13.0%	13.8%	13.6%	13.7%
Production & Automation Technologies	20.0%	20.4%	20.1%	20.2%	20.7%
Drilling Technologies	29.5%	30.5%	22.6%	30.0%	21.7%
Reservoir Chemical Technologies	(0.7)%	(0.6)%	0.6%	(0.7)%	(0.6)%
ChampionX Consolidated	14.8%	14.4%	14.1%	14.6%	13.9%

CHAMPIONX CORPORATION
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2022	2022	2021	2022	2021
Net income attributable to ChampionX	$27,342	$36,702	$7,250	$64,044	$13,022
Pre-tax adjustments:
Loss on disposal group (1)	22,924	—	—	22,924	—
Russia sanctions compliance and impacts (2)	5,457	—	—	5,457	—
Loss on debt extinguishment and modification	6,070	—	3,305	6,070	3,305
Restructuring and other related charges	5,302	9,107	3,775	14,409	8,031
Merger integration costs	3,865	5,241	12,665	9,106	24,855
Acquisition costs and related adjustments (3)	(3,512)	(3,512)	(3,512)	(7,024)	(6,494)
Intellectual property defense	376	363	2,790	739	1,781
Separation and supplemental benefit costs	—	—	1,559	—	1,559
Tax impact of adjustments	(8,501)	(2,352)	(4,322)	(10,853)	(6,938)
Adjusted net income attributable to ChampionX	59,323	45,549	23,510	104,872	39,121
Tax impact of adjustments	8,501	2,352	4,322	10,853	6,938
Net income (loss) attributable to noncontrolling interest	1,554	1,471	536	3,025	(1,199)
Depreciation and amortization	59,530	57,699	59,386	117,229	120,387
Provision for income taxes	(1,405)	6,394	3,563	4,989	6,345
Interest expense, net	10,765	11,363	14,064	22,128	28,035
Adjusted EBITDA	$138,268	$124,828	$105,381	$263,096	$199,627
_______________________
(1) Represents the loss recorded to properly reduce the carrying value of our Russia business to the lower of carrying value or fair value less costs to sell.
(2) Includes charges incurred related to legal and professional fees to comply with, as well as additional foreign currency exchange losses associated with, the sanctions imposed in Russia.
(3)    Includes revenue associated with the amortization of a liability established as part of the Merger, representing unfavorable terms under the Cross Supply Agreement, as well as costs incurred for the acquisition of businesses.

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2022	2022	2021	2022	2021
Diluted earnings per share attributable to ChampionX	$0.13	$0.18	$0.03	$0.31	$0.06
Per share adjustments:
Loss on disposal group	0.11	—	—	0.11	—
Russia sanctions compliance and impacts	0.03	—	—	0.03	—
Loss on debt extinguishment and modification	0.03	—	0.02	0.03	0.02
Restructuring and other related charges	0.03	0.04	0.02	0.07	0.04
Merger integration costs	0.02	0.03	0.06	0.04	0.12
Acquisition costs and related adjustments	(0.02)	(0.02)	(0.02)	(0.03)	(0.03)
Intellectual property defense	—	—	0.01	—	0.01
Separation and supplemental benefit costs	—	—	0.01	—	0.01
Tax impact of adjustments	(0.05)	(0.01)	(0.02)	(0.06)	(0.04)
Adjusted diluted earnings per share attributable to ChampionX	$0.28	$0.22	$0.11	0.50	0.19

Free Cash Flow

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
(in thousands)	2022	2022	2021	2022	2021
Free Cash Flow
Cash flows from operating activities	$74,240	$(43,125)	$60,924	$31,115	$151,138
Less: Capital expenditures, net of proceeds from sale of fixed assets	(20,743)	(17,866)	(18,531)	(38,609)	(43,198)
Free cash flow	$53,497	$(60,991)	$42,393	$(7,494)	$107,940

Cash From Operating Activities to Revenue Ratio
Cash flows from operating activities	$74,240	$(43,125)	$60,924	$31,115	$151,138
Revenue	$932,572	$865,960	$749,172	$1,798,532	$1,434,060

Cash from operating activities to revenue ratio	8%	(5)%	8%	2%	11%

Free Cash Flow to Revenue Ratio
Free cash flow	$53,497	$(60,991)	$42,393	$(7,494)	$107,940
Revenue	$932,572	$865,960	$749,172	$1,798,532	$1,434,060

Free cash flow to revenue ratio	6%	(7)%	6%	—%	8%

Free Cash Flow to Adjusted EBITDA Ratio
Free cash flow	$53,497	$(60,991)	$42,393	$(7,494)	$107,940
Adjusted EBITDA	$138,268	$124,828	$105,381	$263,096	$199,627

Free cash flow to adjusted EBITDA ratio	39%	(49)%	40%	(3)%	54%